DYADIC ANNOUNCES NEW MILESTONE
AS G2 HUMAN LIKE GLYCOSYLATION REACHED
–Further Extends Company’s Biologic Market Opportunities –

JUPITER, FL / ACCESSWIRE / February 21, 2020 Dyadic International, Inc. (“Dyadic”) (NASDAQ: DYAI), a global biotechnology company focused on further improving and applying its proprietary C1 gene expression platform to accelerate development, lower production costs and improve the performance of biologic vaccines, drugs, and other biologic products at flexible commercial scales, announced that data presented at the 15th European Conference on Fungal Genetics (“ECFG15”) demonstrated that its C1 strain has been glyco-engineered to achieve a core human like G2 glycan level over 76% on Host Cell Proteins (HCP).

The G2 glycosylation data was presented by Anne Huuskonen from the VTT Technical Research Centre of Finland Ltd (“VTT”) at the ECFG15 conference in Rome, Italy on Wednesday, February 19. The scientific results are outlined in the presentation entitled, ''Development of filamentous fungus Myceliophthora thermophila C1 into a next-generation therapeutic protein production system.” An overview of the presentation is available on Dyadic’s website at:

https://www.dyadic.com/wp-content/uploads/2020/02/VTT-AHuuskonen-Rome-2-19-2020.pdf

“Our collaboration with Dyadic continues to achieve new scientific milestones regarding glycoengineering Dyadic’s C1 industrially proven cell line, building upon the 95% core human G0 glycosylation milestone that was reported by Markku Saloheimo, Ph.D., Senior Principal Scientist at VTT, during the PEGS Europe (Protein & Antibody Engineering Summit) in November 2019,” said Anne Huuskonen, VTT Senior Scientist.

“Our C1 glycoengineering efforts continue to target our goals in developing C1 cell lines that produce high proportions of human-like glycoforms such as G0, G2, G0F and G2F on heterologous proteins,” said Ronen Tchelet, Ph.D., Dyadic’s Chief Scientific Officer. “In addition to the glycosylation results, VTT also presented data showing that we continue to make excellent progress in reducing the extracellular protease background by fifty (50) times in C1. The elimination of protease activity makes the C1 cell line more efficient, leading to even higher expression levels and lower cost than before.”

“We are very pleased to announce this additional milestone,” Matthew Jones, Dyadic’s Chief Commercial Officer stated, “These important G0 and G2 glycosylation and other scientific advances further demonstrate the power of our C1 gene expression platform coupled with the dedication and world-class expertise of the VTT scientists. We expect that these scientific achievements will open new doors to apply C1 to a broader array of glycosylated biopharmaceuticals, further extend the Company’s market opportunities for biologic vaccines and drugs and continue to generate interest from biotech and pharmaceutical companies, academic and other institutes as well as governmental agencies in animal and human health industries.”

About VTT Technical Research Centre of Finland Ltd
VTT Technical Research Centre of Finland Ltd is one of the leading research and technology organizations in Europe. VTT has a national mandate in Finland. We use our research and knowledge to provide expert services for our domestic and international customers and partners. We serve both private and public sectors. We have 75 years' experience supporting our clients growth with top-level research and science-based results. For more information, please visit www.vttresearch.com.

About Dyadic International
Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Myceliophthora thermophila, named C1. The C1 microorganism, which enables the development and large scale manufacture of low-cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs (such as virus like particles (VLPs) and antigens), monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Recently, Dyadic has also begun exploring the use of its C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of Adeno-associated viral vectors (AAV), certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to create synergy by leveraging Dyadic’s technologies in development and manufacture of biopharmaceuticals. In particular, as the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and as a result improve access and cost to patients and the healthcare system, and most importantly, save lives.

Please visit Dyadic’s website at www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in Dyadic’s most recent filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website at www.dyadic.com.

Contact:

Dyadic International, Inc.
Mark A. Emalfarb
Chief Executive Officer
Phone: (561) 743-8333
Email: memalfarb@dyadic.com